UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2011

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission File Number)	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip Code)

(989) 636-1000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 8, 2011, Dow Saudi Arabia Holding B.V. (“Dow HoldCo”), an indirect wholly-owned subsidiary of The Dow Chemical Company (the “Company”) entered into a Shareholders’ Agreement with Performance Chemicals Holding Company (“Saudi Aramco HoldCo”), a wholly-owned subsidiary of Saudi Arabian Oil Company (“Saudi Aramco”).

Shareholders’ Agreement

The Shareholders’ Agreement provides that a limited liability company organized under the laws of The Kingdom of Saudi Arabia (“Sadara”) will be formed to construct and operate a world-class petrochemical complex at Jubail Industrial City II in the Eastern Province of The Kingdom of Saudi Arabia (“Sadara Complex”).

Sadara will build and operate the Sadara Complex, which will initially comprise 26 manufacturing units. The Sadara Complex will possess flexible cracking capabilities, producing over three million metric tons of high value-added chemical products and performance plastics per year, capitalising on rapidly growing markets in energy, transportation, infrastructure and consumer products. Total investment for the project, including third party investments, will be approximately $20 billion. The complex is expected to be fully operational in 2016.

Initially, Sadara will be owned 35% by Dow HoldCo and 65% by Saudi Aramco HoldCo.  It is contemplated that prior to completion of the Sadara Complex, Saudi Aramco HoldCo will transfer a 30% stake in Sadara to a special purpose vehicle, which will be wholly owned by a parent company that will, simultaneously with the transfer of that stake, be offered to the Saudi public by way of listing on the Saudi Arabian stock exchange, Tadawul.  The Company’s direct and indirect equity contribution to Sadara is currently expected to be no greater than $2.1 billion, including $900 million previously committed to initial project development expenses.

In addition to (direct and indirect) equity contributions from the Company and Saudi Aramco, Sadara’s project development expense requirements are expected to be funded by project financing provided by, among others, export credit agencies and financial institutions. It is expected that the Company will (directly or indirectly) provide, until completion of the Sadara Complex, a corporate guarantee of such project financing proportionate to Dow Holdco’s shareholding in Sadara.

Wholly-owned subsidiaries of the Company will license certain proprietary technologies to Sadara and provide related technical support, and will provide Sadara with certain proprietary catalysts.  Sadara will pay license fees and royalties under related agreements.  Saudi Aramco will provide Sadara with its requirements of certain feedstocks under supply agreements.

Wholly-owned subsidiaries of the Company will market all products produced by Sadara except for quantities marketed in a defined Middle East region.  Sadara will pay marketing fees to the Company under related marketing and lifting agreements.

Sadara will select and employ standards and operational procedures that are consistent with the most stringent environmental, health and safety principles of the Company and Saudi Aramco, and which are in compliance with applicable laws.

Dow HoldCo and Saudi Aramco HoldCo have agreed to customary warranties and covenants in the Shareholders’ Agreement.

Under the Shareholders’ Agreement, the joint venture will have an initial duration of 99 years, subject to limited termination rights customary for joint ventures of this type.

In connection with the Sadara transaction, on April 27, 2007, the Company and Saudi Aramco entered into an Omnibus Confidentiality Agreement to protect confidential business and technical information that they and their respective affiliates made available or disclosed to each other.

Pursuant to the Shareholders’ Agreement, the Company and Saudi Aramco have agreed to enter into certain other agreements in connection with the project, including guarantees, supply agreements, marketing and lifting agreements, license agreements, technical service agreements and cost sharing agreements.

On October 8, 2011, the Company issued a press release announcing the execution of the Shareholders’ Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by The Dow Chemical Company on October 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 14, 2011

The Dow Chemical Company

By:		/s/ Ronald C. Edmonds
	Name:	Ronald C. Edmonds
	Title:	Vice President and Controller

EXHIBITS

Exhibit No.	Description

99.1	Press release issued by The Dow Chemical Company on October 8, 2011.